Exhibit 4.2

FORM OF STOCKHOLDERS’ AGREEMENT

DATED AS OF [            ], 2017

AMONG

VINE RESOURCES INC.

AND

THE OTHER PARTIES HERETO

Table of Contents

STOCKHOLDERS’ AGREEMENT		1

ARTICLE I INTRODUCTORY MATTERS		1
1.1	Defined Terms	1
1.2	Construction	4

ARTICLE II CORPORATE GOVERNANCE MATTERS		4
2.1	Election of Directors.	4

ARTICLE III INFORMATION		5
3.1	Books and Records; Access	5
3.2	Certain Reports	6
3.3	Disclosure of Information	7

ARTICLE IV GENERAL PROVISIONS		8
4.1	Termination	8
4.2	Notices	8
4.3	Amendment; Waiver	10
4.4	Further Assurances	10
4.5	Assignment	10
4.6	Third Parties	10
4.7	Governing Law	10
4.8	Jurisdiction; Waiver of Jury Trial	10
4.9	Specific Performance	11
4.10	Entire Agreement	11
4.11	Severability	11
4.12	Table of Contents, Headings and Captions	11
4.13	Grant of Consent	11
4.14	Counterparts	11
4.15	Effectiveness	11
4.16	No Recourse	11

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (the “Agreement”) is entered into as of [            ], 2017 by and among Vine Resources Inc., a Delaware corporation (the “Company”), each of the other parties identified on the signature pages hereto (the “Investor Parties”) and solely for purposes of Section 2.1(c), Section 3.2 and Section 3.3 hereof, Vine Investment LLC, a Delaware limited liability company (“Vine Investment”) and Vine Investment II LLC, a Delaware limited liability company (“Vine Investment II” and collectively with Vine Investment, the “Vine Investment Parties”).

RECITALS:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (“IPO”) of shares of its Class A Common Stock (as defined below); and

WHEREAS, in connection with the IPO, the Company and the Investor Parties wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1    Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders’ Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Blackstone Designee” has the meaning set forth in Section 2.1(b) hereof.

“Blackstone Designator” means a Blackstone Party, or any group of Blackstone Parties collectively, then holding of record a majority of Outstanding Vine Interests Beneficially Owned by all Blackstone Parties.

“Blackstone Entities” means the entities comprising the Blackstone Parties and their Affiliates and their respective successors and Permitted Assigns.

“Blackstone Parties” means the entities listed on the signature pages hereto under the heading “Blackstone Parties” and any other Blackstone Entities that may from time to time become parties hereto.

“Board” means the board of directors of the Company.

“Class A Common Stock” means the shares of Class A common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Class B Common Stock” means the shares of Class B common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Closing Date” means the date of the closing of the IPO.

“Common Stock” means collectively the Class A Common Stock and the Class B Common Stock.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” has the meaning set forth in Section 3.3.

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Agreement” means the exchange agreement, dated on or about the date hereof, among the Company, VRH and Vine Investment, as amended and in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Investor Parties” has the meaning set forth in the Preamble.

“IPO” has the meaning set forth in the Recitals.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“LLC Units” means the Class A Units representing membership interests in VRH and any other class of units or interests that is established in VRH.

“Outstanding Vine Interests” means the outstanding shares of Common Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Permitted Assigns” means, with respect to a Blackstone Entity, a Transferee of shares of Common Stock or a Transferee (as defined in the VRH LLC Agreement) that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Recipient Parties” has the meaning set forth in Section 3.2.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member, managing director or other governing body or general partner of such limited liability company, partnership, association or other business entity.

“Vine Investment” has the meaning set forth in the Preamble.

“Vine Investment II” has the meaning set forth in the Preamble.

“Vine Investment Parties” has the meaning set forth in the Preamble.

“VRH” means Vine Resources Holdings, a Delaware limited liability company.

“VRH LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of VRH, dated on or about the date hereof, as such agreement may be amended from time to time.

“Total Number of Directors” means the total number of directors comprising the Board.

“Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

1.2    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Unless the context otherwise requires: (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, and (c) the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1    Election of Directors.

(a)    Following the Closing Date, the Blackstone Designator shall have the right (but not the obligation) pursuant to this Agreement to nominate to the Board, (i) five (5) Directors, for so long as the Blackstone Entities collectively beneficially own, directly or indirectly, 50% or more of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; (ii) four (4) Directors, for so long as the Blackstone Entities collectively beneficially own, directly or indirectly, 40% or more, but less than 50%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; (iii) three (3) Directors, for so long as the Blackstone Entities collectively beneficially own, directly or indirectly, 30% or more, but less than 40%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; (iv) two (2) Directors, for so long as the Blackstone Entities collectively beneficially own, directly or indirectly, 20% or more, but less than 30%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; and (v) one (1) Director, for so long as the Blackstone Entities collectively beneficially own, directly or indirectly, 5% or more, but less than 20%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

(b)    If at any time the Blackstone Designator has designated fewer than the total number of individuals that the Blackstone Designator is then entitled to designate pursuant to Section 2.1(a) hereof, the Blackstone Designator shall have the right to designate such additional individuals which it is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy on the Board shall include such designees, and the Company shall use its best efforts to (x) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (y) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies. Each such individual whom the Blackstone Designator shall actually designate pursuant to this Section 2.1 and who is thereafter elected and qualifies to serve as a Director shall be referred to herein as a “Blackstone Designee.”

(c)    The Company, the Vine Investment Parties (so long as such persons own any of the Company’s capital stock entitled to vote) and the Investor Parties shall, to the fullest extent permitted by law, take all actions to cause the Board to include the Chief Executive Officer of the Company.

(d)    In the event that a vacancy is created at any time by the death, disability, retirement or resignation of any Blackstone Designee, any individual nominated by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its best efforts to cause such vacancy to be filled, as soon as possible, by a new designee of the Blackstone Designator, and the Company shall take, to the fullest extent permitted by law, at any time and from time to time, all actions necessary to accomplish the same.

(e)    The Company shall, to the fullest extent permitted by law, include in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing directors, the persons designated pursuant to this Section 2.1 and use its best efforts to cause the election of each such designee to the Board, including nominating each such individual to be elected as a Director as provided herein, recommending such individual’s election and soliciting proxies or consents in favor thereof.

(f)    In addition to any vote or consent of the Board or the stockholders of the Company required by applicable Law or the charter or bylaws of the Company, and notwithstanding anything to the contrary in this Agreement, for so long as this Agreement is in effect, any action by the Board to increase or decrease the Total Number of Directors (other than any increase in the Total Number of Directors in connection with the election of one or more directors elected exclusively by the holders of one or more classes or series of the Company’s stock other than Common Stock) shall require the prior written consent of the Blackstone Designator, delivered in accordance with Section 4.13 hereof.

ARTICLE III

INFORMATION

3.1    Books and Records; Access. The Company shall, and shall cause its Subsidiaries to, permit the Blackstone Entities and their respective designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the

Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Blackstone Entities without the loss of any such privilege.

3.2    Certain Reports. The Company shall deliver or cause to be delivered to the Blackstone Entities and the Vine Investment Parties (so long as such persons own any of the Company’s capital stock entitled to vote) (together, the “Recipient Parties”), at their request:

(a)    As soon as available, but not later than thirty (30) days after the end of each calendar month the Company will provide the Recipient Parties a monthly report that will include the following information (i) a monthly and year-to-date lease operating statement with a comparison to the comparable periods’ budget, (ii) a monthly and year-to-date summary unaudited balance sheet and the related statements of income, equity and cash flows of the Company and its consolidated Subsidiaries for such periods with a comparison to the comparable periods’ budget, (iii) a summary description of the business activities that took place during such period along with the operating and financial performance of the Company for such monthly period and the year to date, including an explanation of any material discrepancies or variances from the comparable periods’ budgets referenced in clause (ii) and (iv) such other information as the Blackstone Entities shall reasonably request; provided, that any information requested pursuant to the foregoing clause (iv) shall be provided as soon as available, but not later than the later of (x) fifteen (15) days from the date of such request or (y) thirty (30) days after the end of such calendar month to which the requested information pertains;

(b)    As soon as available, but not later than sixty (60) days after the end of each calendar quarter (excluding each calendar quarter ending December 31), the Company will provide the Recipient Parties with the Company’s consolidated unaudited balance sheet and the related unaudited statements of income, equity and cash flows as of the end of such immediately preceding calendar quarter, in each case, prepared in accordance with GAAP;

(c)    As soon as available, but not later than 105 days after the end of each fiscal year, the Company will provide the Recipient Parties with the Company’s audited consolidated balance sheet and the related audited consolidated statements of income, equity and cash flows for such fiscal year, such annual financial reports to include notes and to be in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of an independent public accountant of nationally recognized standing; and

(d)    Notwithstanding the foregoing, the Company will be deemed to have delivered such information referred to in this Section 3.2 to the Recipient Parties for all purposes of this Agreement if the Company has filed reports containing such information with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available. In addition, the requirements of this Section 3.2 shall be deemed satisfied and the Company will be deemed to have delivered such information referred to this Section 3.2 to the Recipient Parties for all purposes of this Agreement by the posting of reports that would be required to be provided on the Company’s website. The Recipient Parties shall have no obligation to monitor whether the Company posts such reports, information and documents on its website or the SEC’s

EDGAR service, or collect any such information from the Company’s website or the SEC’s EDGAR service. Further, that, the Recipient Parties may request that the Company not provide any of the information required pursuant to clauses (a), (b) and (c) of this Section 3.2 if such information is reasonably expected to contain any material non-public information (within the meaning of U.S. federal securities laws).

3.3    Disclosure of Information. The Recipient Parties acknowledge that they shall receive information from or regarding the Company and its Subsidiaries in the nature of trade secrets or that otherwise is confidential information or proprietary information (as further defined below, “Confidential Information”), the release of which would be damaging to the Company or Persons with which the Company conducts business. Each Recipient Party shall hold in strict confidence any Confidential Information that such Recipient receives pursuant to this Agreement, and each Recipient Party shall not disclose such Confidential Information to any Person (including any Affiliates) other than another Recipient Party or a director or officer of the Company, or otherwise use such information for any purpose other than to evaluate, analyze, and keep apprised of the Company’s and its Subsidiaries’ assets and their interest therein and for the internal use thereof by a Recipient Party or its Affiliates, except for disclosures (i) to comply with any Laws (including applicable stock exchange or quotation system requirements), provided, that a Recipient Party must notify the Company promptly of any disclosure of Confidential Information which is required by Law, and any such disclosure of Confidential Information shall be to the minimum extent required by Law, (ii) to Affiliates, partners, members, stockholders, investors, directors, officers, employees, agents, attorneys, consultants, lenders, professional advisers or representatives of the Recipient Party or its Affiliates (provided, that such Recipient Party shall be responsible for assuring such partners’, members’, stockholders’, investors’, directors’, officers’, employees’, agents’, attorneys’, consultants’, lenders’, professional advisers’ and representatives’ compliance with the terms hereof, except to the extent any such Person who is not a partner, member, stockholder, director, officer or employee has agreed in writing addressed to the Company to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 3.3), or to Persons to which that Recipient Party’s holdings of capital stock of the Company is proposed to be transferred, but only if the recipients of such information have agreed to be bound by customary confidentiality undertakings similar to this Section 3.3, (iii) of information that a Recipient Party also has received from a source independent of the Company and that such Recipient Party reasonably believes such source obtained without breach of any obligation of confidentiality to the Company, (iv) of information obtained prior to the formation of Vine Oil & Gas LP, provided, that this clause (iv) shall not relieve any Recipient Party or any of its Affiliates from any obligations it may have to any other Recipient Party or any of its Affiliates under any existing confidentiality agreement, (v) that have been or become independently developed by a Recipient Party or its Affiliates or on their behalf without using any of the Confidential Information, (vi) that are or become generally available to the public (other than as a result of a prohibited disclosure by such Recipient Party or its representatives), (vii) in connection with any proposed transfer of all or part of a Recipient Party’s holdings of capital stock of the Company or the proposed sale of all or substantially all of a Recipient Party or its direct or indirect parent, to (A) advisers or representatives of the Recipient Party, (B) its direct or indirect parent or (C) Persons to which such interests may be transferred, but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 3.3 or (viii) to the extent the

Company shall have consented to such disclosure in writing. The term “Confidential Information” shall include any information pertaining to Company’s or any of its Subsidiaries’ business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including, without limitation, such information that is proprietary, confidential or concerning the Company’s (or any of its Subsidiaries’) ownership and operation of their respective assets or related matters, including any actual or proposed operations or development project or strategies, other operations and business plans, actual or projected revenues and expenses, finances, contracts and books and records. Notwithstanding the foregoing, the Recipient Parties and their Affiliates may make disclosures to their respective direct and indirect limited partners and members such information (including Confidential Information) as is customarily provided to current or prospective limited partners in private equity funds sponsored or managed by Affiliates of the Blackstone Entities. Each Recipient Party acknowledges that Confidential Information furnished to it pursuant to this Agreement may include material nonpublic information concerning the Company and its related parties or their respective securities and hereby confirms that it is familiar with the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE IV

GENERAL PROVISIONS

4.1    Termination. This Agreement shall terminate on the earlier to occur of (i) such time as the Blackstone Designator is no longer entitled to designate a Director pursuant to Section 2.1(a) hereof and (ii) the delivery of a written notice by the Blackstone Designator to the Company requesting that this Agreement terminate.

4.2    Notices. Any notice, designation, request, request for consent or consent provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices and other such documents will be deemed to have been given or made hereunder when sent by facsimile (receipt confirmed) delivered personally, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

(a)	If to the Company, to:

Vine Resources Inc.

5800 Granite Parkway, Suite 550

Plano, Texas 75024

Attention: John C. Regan, CFO

Fax: (877) 992-0118

with a copy (not constituting notice) to :

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey

Fax: (713) 835-3601

(b)	If to the Blackstone Entities, to:

The Blackstone Group L.P.

345 Park Avenue, Suite 3300

New York, New York 10154

Attention: Angelo G. Acconcia

Facsimile: (212) 201-2874

with a copy (not constituting notice) to:

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey

Fax: (713) 835-3601

(c)	If to Vine Investment LLC, to:

Vine Investment LLC

c/o Blackstone Management Partners, L.L.C.

345 Park Avenue, 31st Floor

New York, New York 10154

Attention: Angelo G. Acconcia

Facsimile: (212) 201-2874

with a copy (not constituting notice) to :

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey

Fax: (713) 835-3601

(d)	If to Vine Investment II LLC, to:

Vine Investment II LLC

c/o Blackstone Management Partners, L.L.C.

345 Park Avenue, 31st Floor

New York, New York 10154

Attention: Angelo G. Acconcia

Facsimile: (212) 201-2874

with a copy (not constituting notice) to :

Kirkland & Ellis LLP

600 Travis Street, Suite 3300

Houston, Texas 77002

Attention: Matthew R. Pacey

Fax: (713) 835-3601

4.3    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.4    Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, Blackstone or any Blackstone Entity being deprived of the rights contemplated by this Agreement.

4.5    Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that, without the prior written consent of the Company, a Blackstone Party may assign this Agreement, in whole or in part, to any of its Permitted Assigns.

4.6    Third Parties. Except as provided for in Article II and Section 3.1 hereof with respect to any Blackstone Entity, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.7    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.8    Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the courts of the State of Delaware or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.2 hereof. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.9    Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

4.10    Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.11    Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law, and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.12    Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.13    Grant of Consent. Any vote, consent or approval of, or designation by, or other action of, the Blackstone Designator hereunder shall be effective if notice of such vote, consent, approval, designation or action is provided in accordance with Section 4.2 hereof by the Blackstone Party or Parties holding of record a majority of the Outstanding Vine Interests then held of record by Blackstone Parties as of the latest date any such notice is so provided.

4.14    Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.15    Effectiveness. This Agreement shall become effective upon the Closing Date.

4.16    No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:

VINE RESOURCES INC.

By:
Name:
Title:

Signature Page to Vine Resources Inc. Stockholders’ Agreement

BLACKSTONE PARTIES:

[SIGNATURE BLOCKS TO COME]

Signature Page to Vine Resources Inc. Stockholders’ Agreement

Solely for purposes of Section 2.1(c), Section 3.2 and Section 3.3 hereof:

VINE INVESTMENT PARTIES:

VINE INVESTMENT LLC

By:
Name:
Title:

VINE INVESTMENT II LLC

By:
Name:
Title: